Exhibit 10.100

CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is entered into on March 28, 2007, to be effective as of January 1, 2007, by and between Xfone, Inc., a Nevada corporation (the "Company") and Guy Nissenson (the "Consultant").

WHEREAS, the Consultant has been the President and CEO of the Company (the "Board") since the inception of the Company, and is indirectly a major shareholder of the Company; and

WHEREAS, the Consultant has expertise in the areas of telecommunication, corporate management, finance, investment, mergers and acquisitions, product and service strategy, and other areas relating to the business of the Company; and

WHEREAS, the Company desires to avail itself of the expertise of the Consultant in the aforesaid areas, in which it acknowledges the expertise of the Consultant.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the Company and the Consultant do hereby agree as follows:

APPOINTMENT

1.	The Company hereby appoints the Consultant to render the advisory and consulting services described below in Section 4 of this Agreement (the "Services") during the effective term of this Agreement.

2.	In connection with the provision of the Services pursuant to this Agreement, the Consultant shall report directly and only to the Board and the Chairman of the Board.

3.
It is hereby clarified that nothing in this Agreement, including in the provision of the Services under it, shall derogate from, or conflict with, any duties and/or responsibilities and/or authority under and/or pursuant to the Articles of Incorporation and/or the Bylaws of the Company and/or any rules and/or regulations and/or guidelines of the AMEX and/or the TASE (and/or any other applicable stock exchange) and/or any rules and/or regulations and/or guidelines of the U.S. SEC and/or the ISA (and/or any other applicable securities commission or authority) and/or the laws of the state of Nevada and/or any other law and/or act and/or regulation that applies and/or shall apply to the Consultant due to his position as the President and CEO of the Company.

SERVICES

4.
During the effective term of this Agreement, the Consultant shall render the Company advisory, consulting and other services in relation to the business and operations of the Company (excluding its business and operations in the United Kingdom), including, without limitation in the areas set forth above in the foregoing recitals.

5.	The Consultant undertakes to faithfully serve the Company and to use his best efforts to promote the Company’s interests.

6.
During the effective term of this Agreement, the Consultant shall not be allowed to provide advisory or consulting services, substantially similar to the Services, to any telecommunication company, other than the Company (and its subsidiaries and affiliates), or to any individual who acts in the field of telecommunication, unless the provision of such advisory and/or services was pre-approved by the Board. Such Board approval shall be subject to the prior recommendation of the Audit Committee of the Company (the "Audit Committee").

Nothing in this Section shall derogate form Section 19 of this Agreement.

FEES, BONUSES AND OPTIONS

7.
In consideration of the performance of the Services pursuant to this Agreement, the Company shall pay the Consultant a monthly fee of Ten Thousand British Pounds (£10,000) (the "Fee"). The Consultant shall invoice the Company at the end of each calendar month and the Company shall make the monthly payment immediately upon receiving such invoice.

Once a calendar year, and no later than December 15, the Board shall consider approving an increase to the Fee. Such Board approval shall be subject to the prior review, oversight and recommendation to the Board of both the Audit Committee and the Compensation Committee of the Company (the "Compensation Committee"). However, in the event the Company has not established a Compensation Committee, the review, oversight and recommendation to the Board of the Audit Committee shall suffice. In connection with the performance of this paragraph, the Audit Committee, the Compensation Committee and the Board shall take into account, among other factors, growth in the Company’s revenues and/or profits.

8.
The Board shall, from time to time, and not less than once a calendar year, consider approving a grant of success bonus to the Consultant (the "Bonus"). Such Board approval shall be subject to the prior review, oversight and recommendation to the Board of both the Audit Committee and the Compensation Committee. However, in the event the Company has not established a Compensation Committee, the review, oversight and recommendation to the Board of the Audit Committee shall suffice. In connection with the performance of this Section, the Audit Committee, the Compensation Committee and the Board shall take into account, among other factors, growth in the Company’s revenues and/or profits and/or successful completion of transactions or activities by the Company (such as, but not limited to, reorganization, mergers, acquisitions, capital raisings and cost cuts).

It is hereby clarified that any Board member, except the Consultant, may, at any time and from time to time, initiate a Bonus grant to the Consultant, and that in such an event the approving process contemplated by this Section shall be set in motion.

9.
Immediately upon the establishment by the Company of any new stock option or purchase plan or other equity compensation arrangement pursuant to which options or stock may be acquired by officers, directors, employees, or consultants of the Company (collectively, "Plan"), the Board shall consider approving a grant of an appropriate amount of options (or any other applicable rights) under the Plan to the Consultant. Such Board approval shall be subject to the prior review, oversight and recommendation to the Board of both the Audit Committee and the Compensation Committee. However, in the event the Company has not established a Compensation Committee, the review, oversight and recommendation to the Board of the Audit Committee shall suffice.

EXPENSES

10.	In addition to the Fee and the Bonus, the Company shall pay directly and/or reimburse the Consultant for the Consultant's Expenses.

For the purposes of this Agreement, the term "Expenses" shall mean any and all amounts actually paid by the Company and/or by the Consultant, and/or to be paid by the Company at the Consultant’s direction, including, without limitation (i) costs associated with telecommunication services and products, and (ii) costs associated with transportation and/or travel (including, but not limited to, by plane, train, rented car and taxi) and/or accommodation (including, but not limited to, at rented flats and hotels) and/or any other board and lodging expenses (including, but not limited to, food, restaurants and entertainment) which were and/or will be incurred in connection with the performance of the Services pursuant to this Agreement.

11.
The Company acknowledges that in order to render the Services pursuant to this Agreement, the Consultant may be required to travel frequently around the world. Therefore, in order to enable the Consultant a normal family life the Company shall bear Expenses which are related to the Consultant's spouse.

12.	In connection with the performance of Section 10 of to this Agreement, the Consultant shall hold and use, in his sole discretion, credit cards in the name of the Company (the "Credit Cards").

It is hereby clarified that due to the Consultant's position with the Company (i.e. President and CEO) the Consultant may from time to time use the Credit Cards to make certain Company payments and pay certain Company expenses.

13.	All reimbursements of Expenses shall be made promptly upon, or as soon as practicable after presentation by the Consultant to the Company of the statement in connection therewith.

TERMINATION

14.
This Agreement shall be in effect for an initial fixed term of five (5) years, beginning on January 1, 2007 (the "Initial Effective Term"), and thereafter, unless terminated as provided below, shall automatically be renewed for additional terms of three (3) years (each, an "Additional Effective Term").

Notwithstanding the foregoing, each of the Company and the Consultant shall have the right to terminate the automatic renewal of this Agreement, for any reason whatsoever, by a termination notice in writing, to be provided to the other party not less than six (6) months prior to: (i) the expiration of the Initial Effective Term, or (ii) the expiration of any Additional Effective Term (the "Notice Period").

Notwithstanding the foregoing, as long as the Consultant shall command and/or control, directly and/or indirectly, including together with others (as well as pursuant to that certain Voting Agreement dated September 28, 2004, by and among the Consultant, Abraham Keinan and Campbeltown Business Ltd.) and/or by proxies, fifteen percent (15%) or more of the voting rights of the Company, if the Company shall choose to exercise its right to terminate the automatic renewal of this Agreement, the Notice Period shall be of not less than twelve (12) months.

15.
Notwithstanding the foregoing, the Consultant shall have the right to terminate this Agreement, for any reason whatsoever, and at any time, including during the Initial Effective Term ("Early Termination by the Consultant").

In the event of Early Termination by the Consultant, the Notice Period shall be of not less than eight (8) months.

In order to remove doubt, in the event of Early Termination by the Consultant, the entitlement of the Consultant to the Fee and the Bonus shall be void immediately upon the termination of this Agreement, and his rights shall be as set forth in the Severance Agreement (as defined below in Section 17).

16.
It is hereby clarified that the Notice Period shall constitute a part of the effective term of this Agreement. Without prejudice to the generality of the above, during the Notice Period the Company and the Consultant shall continue to perform this Agreement, and their mutual rights and obligations under this Agreement shall not be affected, in any manner whatsoever, by the termination notice.

SEVERANCE AGREEMENT

17.
No later than June 30, 2007, the Company and the Consultant shall enter into a severance agreement providing for an appropriate severance package for the Consultant (the "Severance Agreement"). The Severance Agreement shall, inter alia, cover events of termination of the automatic renewal of this Agreement by the Company or the Consultant, termination of this Agreement by the Consultant, and scheduled retirement by the Consultant.

WORK PRODUCT

18.
All work product created by the Consultant in connection with the Services shall be "work for hire", and the Company shall be the sole rightful owner under U.S. intellectual property laws, free and clear of all claims of ownership or otherwise (including the Consultant's). The Consultant will do any and all things, and execute any and all documents as may be appropriate to achieve the objectives of this Section.

NON-COMPETE

19.
a.
The Consultant shall not, directly or indirectly, compete with the Company (including its subsidiaries and affiliates) and its successors and assigns during the effective term of this Agreement and for a period of six (6) months following its termination, for any reason whatsoever.

The term "not compete" as used herein shall mean, inter alia, that the Consultant shall not own, manage, operate, consult or be employed in a business substantially similar to, or competitive with, the present business of the Company (including its subsidiaries and affiliates) or such other business activity in which the Company (including its subsidiaries and affiliates) may substantially engage during the effective term of this Agreement.

b.
During the effective term of this Agreement and for a period of six (6) months following its termination, for any reason whatsoever, the Consultant will neither solicit nor employ any Company employee to engage in a competing business, nor solicit the business of any client of the Company or prospective client of the Company with respect to whom the Company has conducted an on-site macro-assessment.

CONFIDENTIALITY

20.
The Consultant shall treat as confidential any and all Confidential Information related, directly or indirectly, to the Company (including its subsidiaries and affiliates), and shall not use and/or disclose and/or disseminate Confidential Information for purposes other than providing the Services pursuant to this Agreement.

For purposes of this Agreement, "Confidential Information" shall include, but not be limited to, any and all information of a confidential and/or proprietary nature which relates to the business, activities, technology, products, services, marketing, research and financials of the Company (including its subsidiaries and affiliates). The provisions of this Section shall survive the termination of this Agreement.

MISCELLANEOUS

21.
a.	This Agreement and the rights and/or obligations of the parties hereunder may not be assigned without the prior written consent of both the Company and the Consultant.

b.	This Agreement shall inure to the benefit of, and be binding upon, the Company and the Consultant, and their respective successors and assigns.

c.
No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall be effective unless the same shall be in writing and signed by the parties to this Agreement, and, in any case, such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

d.
This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous, oral and/or written, negotiations, commitments, understandings and agreements relating to the subject matter hereto.

e.
This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to choice of law principles. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York, located in the County of New York, in any action or proceeding arising out of or relating to this Agreement.

5

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date set forth above.

Xfone, Inc.

By:	/s/ Itzhak Almog

Chairman of the Audit Committee

By:	/s/ Guy Nissenson